Exhibit 10.14
FORM OF
OPTION ROLLOVER AGREEMENT
     OPTION ROLLOVER AGREEMENT dated as of the date indicated on Schedule I hereto (this “Option Rollover Agreement”) between HCA Inc., a Delaware corporation (the “Company”), and the individual listed on Schedule I hereto (the “Management Stockholder”).
     WHEREAS, on July 24, 2006, the Company, Hercules Holding II, LLC, a Delaware limited liability company (“Parent”) and Hercules Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation;
     WHEREAS, the Management Stockholder currently holds options to acquire shares of common stock, par value $0.01 per share, of the Company (“HCA Options”), all of which shall become fully vested upon consummation of the Merger, pursuant to one or more of the following plans: the Company’s 2005 Equity Incentive Plan, the Amended and Restated Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan, the Columbia/HCA Corporation 2000 Equity Incentive Plan, the HCA-Hospital Corporation of America Nonqualified Initial Option Plan, and the Value Health, Inc. 1991 Stock Plan (the “HCA Plans”), and has agreed, as of the effective time of the Merger, to retain certain of such HCA Options (the “Rollover Options”) in lieu of receiving the consideration specified in Section 3.3 of the Merger Agreement with respect to such options, subject to the terms and conditions of this Option Rollover Agreement; and
     WHEREAS, the Management Stockholder desires to make an investment in the equity securities of the Company in connection with the Merger, and the Company desires to allow the Management Stockholder to make such an investment.
     NOW THEREFORE, in consideration of the foregoing, and the covenants and promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto agree, subject to the Company’s acceptance of the Management Stockholder’s execution of this Agreement, to the following:
          1. The Management Stockholder acknowledges that, in consideration of, among other good and valuable consideration, the Management Stockholder’s Agreement to make an investment in, the Company has offered the Management Stockholder the opportunity to, among other good and valuable consideration, satisfy such obligation to invest, in whole or in part, pursuant to the “roll over” of certain of the HCA Options held by Management Stockholder (the “Rollover”).
          2. The Management Stockholder further acknowledges and agrees that from and after the effective time of the Merger:

          (a) pursuant to the terms of the Merger Agreement and the HCA Plans, any HCA Options, to the extent not exercised prior to the Merger and not otherwise part of the Management Stockholder’s Option Rollover Opportunity (such options being the “Cancelled Options”), will be cancelled immediately prior to the effective time of the Merger and will thereafter represent only the right to receive a cash payment equal to the number of shares of HCA Common Stock underlying the options multiplied by the amount (if any) by which $51.00 exceeds the per share option exercise price relating to such Cash Out Options, without interest and less any applicable withholding taxes (the “Option Payment”), and will no longer be exercisable for any securities of the Company, Parent or any of their respective subsidiaries, successors or assigns, all in accordance with the terms of the Merger Agreement; and
          (b) in accordance with the Merger Agreement and the HCA Plans, the Management Stockholder shall have no right to receive payments in respect of any Cancelled Options, the exercise price of which are equal to or greater than $51.00 per share (i.e., the Management Stockholder’s “out of the money” Options); and
          (c) subject to the payment of the Option Payment, all of the Management Stockholder’s rights and claims in respect of the Cancelled Options (including the Management Stockholder’s “out of the money” Options) shall terminate in all respects; and
          (d) all of the Management Stockholder’s rights and claims in respect of the Management Stockholder’s HCA Options that are (and solely to the extent) permitted pursuant to this Agreement to become Rollover Options as of the effective time of the Merger shall be limited to (i) the terms and conditions of the agreements or instruments evidencing such awards following the Rollover and the applicable HCA Plan governing such awards, to the extent amended by this Agreement, and (ii) the terms and conditions of a Management Stockholder’s Agreement, to be entered into by and between HCA Inc. and the undersigned Management Stockholder effective as of the Closing Date (as defined in the Merger Agreement), and a Sale Participation Agreement, to be entered into by and between the Management Stockholder and Parent, effective as of the Closing Date.
          3. The Management Stockholder hereby represents and warrants to the Company that the Management Stockholder is the sole (or joint with his or her spouse) record and beneficial owner of the HCA Options and that the Management Stockholder has not sold, transferred, conveyed, pledged or hypothecated any interest in the HCA Options, and the Management Stockholder agrees not to take any action that would cause the foregoing representations and warranties not to be true as of the effective time of the Merger.
          4. The Management Stockholder agrees to retain, as Rollover Options, HCA Options as set forth on Schedule I. However, no HCA Option with a Total Rollover Value that is a negative number will be retained as a Rollover Option.
          5. The terms of the Rollover Options shall be amended, effective immediately upon the Effective Time, to provide for the following:
          (a) each Rollover Option shall be hereby adjusted such that (i) the exercise price per share of the common stock of the Company underlying each Rollover Option will be

$12.75 and (ii) the number of shares of common stock of the Company (“Common Stock”) underlying each Rollover Option will be equal to the quotient obtained by dividing (x) the excess, if any, of (A) the product of $51.00 and the number of shares of Common Stock of underlying such Rollover Option immediately prior to the adjustment, over (B) the aggregate exercise price of such Rollover Option immediately prior to adjustment, by (y) $38.25, rounded down to the nearest whole share. Notwithstanding the foregoing, the adjustment referenced herein will not be made to any Rollover Option with respect to which doing so would cause an increase in the ratio obtained by dividing the exercise price per share of Common stock subject to such Rollover Option by $51.00. For illustrative purposes only, a hypothetical application of this provision is attached hereto as Schedule II.
          (b) to the extent that doing so would not serve to create duplicative rights, each Rollover Option will be hereby amended to contain the following terms:
               (i) in the event of the payment of an extraordinary dividend by the Company to its Common Stock holders, then; first, the exercise price per share of the Rollover Option shall be reduced by the amount of the dividend paid per share of Common Stock, but only to the extent the board of directors of the Company (or designated committee administering the equity plans of the Company) determines it to be permitted under applicable tax laws; and, if such reduction cannot be fully effected due to such tax laws, and it will not have adverse consequences under applicable tax laws, second, the Company shall pay to the Management Stockholder a cash payment, on a per share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the exercise price per share of Rollover Option on the date of such dividend payment; and
               (ii) each Rollover Option will be hereby amended to allow payment of the exercise price and minimum withholding taxes due in connection with exercise to be effected (in lieu of actual payment) by indication that the Management Stockholder elects to have the number of shares of Common Stock that would otherwise be issued to the Management Stockholder reduced by a number of shares having an equivalent “Fair Market Value” (as defined in the Management Stockholder’s Agreement) to the payments that would otherwise be required to be made by Management Stockholder to the Company of such exercise price and taxes.
          6. For purposes of this Option Rollover Agreement, “Total Rollover Value” shall mean, with respect to an HCA Option prior to adjustment pursuant to Section 5 above, the excess of (a) the product of (i) $51.00 and (ii) the number of shares of Common Stock subject to such option over (b) the aggregate exercise price per share of such option.
          7. This Option Rollover Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          8. This Option Rollover Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

[Signatures on next page.]

Schedule I
OPTION ROLLOVER ELECTION FORM
Name of Management Stockholder:
Do you wish to “roll over” certain of your options to purchase shares of Common Stock of the Company which you currently hold for options to purchase shares of common stock in the Surviving Corporation pursuant to the Option Rollover Agreement? Please note that you may not rollover a portion of a given grant. Only whole grants may be rolled over.
     ☐ Yes ☐ No
     If yes, please select either A or B below:
A.	☐ I, Management Stockholder, agree to rollover ALL of the HCA Options (as defined in the Option Rollover Agreement).

B.	☐ I, Management Stockholder, agree to rollover each HCA Option identified in the chart below that I have designated by checking the box in the far right column:

Please check the
		Number of Shares of		box to the right of
		Common Stock of HCA		each HCA Option
		subject to the	Exercise Price Per	that you wish to
Date of Option Grant	Expiration Date	Grant	Share	rollover

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Executed this                      day of November, 2006 by:

Management Stockholder

Accepted this                      day of November, 2006 by:
HCA Inc.

By:
Name:
Title:

Schedule II
HYPOTHETICAL APPLICATION
     The following example application of the conversion provisions of the Option Rollover Agreement is included for illustrative purposes only:
Example:
Assume that Joe holds an HCA Option to purchase 100 shares of HCA common stock with an exercise price of $30 per share. Joe’s HCA Option has an intrinsic value of $2,100 (($51.00 — $30.00) x 100). Joe duly executes and the Company accepts an Option Rollover Agreement in which Joe agrees to roll over all of his HCA Option as a Rollover Option. Joe’s Rollover Option resulting from adjustment of his HCA Option will have an exercise price per share of $12.75. The number of shares of common stock of the Company acquirable on exercise of Joe’s Rollover Option will be 54 shares ($2,100 / ($38.25), rounded down to the nearest whole share). Joe’s Rollover Option has an intrinsic value of $2,065.50 (($51.00 — $12.75) x 54).